EXHIBIT (p)(i)
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                                 CODE OF ETHICS
                        Tactical Allocation Services, LLC


Tactical Allocation Services, LLC (the "Adviser"), in its capacity as an investment adviser for Agile Funds, Inc. (the "Fund") and other advisory clients (collectively, "Clients") will strive to observe the highest standards of honesty, integrity and fairness; act in an ethical manner, with reasonable care and diligence; and place the financial interests of its Clients before the business and financial interests of the Adviser; and continually strive to maintain and improve its professional competence.

VIOLATION OF THIS CODE OF ETHICS MAY RESULT IN DISCIPLINARY ACTION, UP TO AND INCLUDING TERMINATION OF EMPLOYMENT.

WHAT IS COVERED BY THIS CODE?

This Code of Ethics is intended to comply with the requirements of various sections of the Investment Advisers Act of 1940, as amended (the "Advisers Act). For example, Section 204A of the Advisers Act requires the establishment and enforcement of policies and procedures reasonably designed to prevent the misuse of material, nonpublic information by investment advisers; Section 206 imposes various prohibitions on engaging in certain acts, practices and transactions;
Section 207 makes it unlawful to make any untrue statement of a material fact in any registration application or report filed with the SEC; and Section 208 enumerates other general prohibitions, including making it unlawful for a person to do indirectly or through another person any act or thing which it would be unlawful to do directly.

This Code applies to all principals and employees of the Adviser and to all securities in which clients may invest except for U.S. Government securities and repurchase agreements thereon, bankers' acceptances, bank certificates of deposit, commercial paper and shares of registered open-end investment companies. (Unless the context indicates otherwise, references to the "Adviser" include Tactical Allocation Services and its principals and employees.)

This Code applies to all activities by employees in which they have any direct or indirect beneficial interest. Any such activities do not, however, include involuntary transactions, such as the receipt or disposition of securities in a reorganization in which all holders are bound by a vote of holders.

The person designated by the Adviser as Compliance Officer (the "Compliance Officer") shall be responsible for the implementation of this Code and for the maintenance of records relating thereto.

FUNDAMENTAL RESPONSIBILITIES:

The Adviser shall endeavor to maintain knowledge of and comply with all applicable laws, rules, and regulations of any government, governmental agency, regulatory organization, licensing agency or professional association governing



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the Adviser's professional activities. The Adviser will not knowingly participate in or assist any violation of such laws, rules or regulations.

The Adviser will not engage in any professional conduct involving dishonesty, fraud, deceit, or misrepresentation or commit any act that reflects adversely on their honesty, trustworthiness or professional competence.

The Adviser will exercise reasonable care and judgment to achieve and maintain independence and objectivity in ordering client trades.

The Adviser will act for the benefit of its clients and will place their interests before the Adviser's own interests.

The Adviser will not trade ahead of client orders or trade based on knowledge of client's holdings or intentions.

The Adviser will not own securities or other investments that could be expected to interfere with its ability to conduct unbiased and objective security analysis.

The Adviser shall not engage in other business activities that could be expected to conflict with or impair its ability to provide professional and unbiased advisory services to clients.

The Adviser shall not:

     o make or imply, orally or in writing, any assurance or guarantees regarding the performance of any investment except to disseminate publicly available information or the Adviser's proprietary research;

     o make or imply, orally or in writing, any assurance or guarantees that the simulated or historical returns achieved in any model or account can be achieved in the future; or

     o omit to provide information or fail to correct a mistaken impression which it knows of, or exists

The Adviser shall hold in strictest confidence all confidential information acquired in the course of the relationship with its clients.

The Adviser shall keep informed of all matters that are essential to delivering professional advisory service to clients and to the maintenance of professional competence in its area of specialization, and shall make all reasonable efforts to improve its professional competence in such areas.

PERSONAL INVESTMENTS:

An employee of the Adviser should consider himself the beneficial owner of those securities held by him, his spouse, his minor children, a relative who shares his house, or by any other person with whom he shares voting or investment power.



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All security transactions (buy or sell) by an employee require written clearance by the Compliance Officer or other principal of the Adviser. Approval is good for 48 hours; if a trade has not been executed within that time, subsequent approvals are necessary until the trade is executed.

Employees may not purchase securities in initial public offerings.

Employees may not take profits in any security (including options, convertible securities and futures) in less than 60 days. Any exception to this rule must be approve by the Compliance Officer. Selling a security or closing a position at a loss is not prohibited, and options that are out of the money may be exercised in less than 60 days.

Employees will not trade ahead of client orders or trade based on knowledge of client's holdings or intentions. In particular, upon learning that any client intends to purchase a security, an employee may not purchase the same or similar security until after the business day after the client order has been executed. Upon learning that any client intends to sell a security, an employee will not sell the same or similar security until the business day after the client order has been executed.

A duplicate copy of all statements and confirmations relating to all employee accounts shall be sent to and reviewed by the Compliance Officer or other principal of the Adviser. New employees are required to disclose the details of their securities and all securities accounts in which they have an interest upon joining the Adviser.

CONSTRUCTION AND ADMINISTRATION OF THIS CODE

This Code shall be administered by the Compliance Officer designated by the Adviser. As used in this Code, the term "Compliance Officer" shall include the person designated as such and any person or persons under his or her supervision to whom any functions hereunder have been delegated.

The Compliance Officer shall have the general duty of the administration and application of this Code, subject to the direction and control of the Adviser. The Compliance Officer shall render such reports as he or the Adviser believe are appropriate, and shall in any event report any violation of this Code known to him and the disposition thereof.

The Compliance Officer shall keep such records as are required by the Advisers Act. The Compliance Officer shall monitor employee and client securities transactions as necessary to identify possible violations of this Code.

Upon the commencement of employment of any new employee, the Compliance Officer shall meet with the new employee, provide him or her with a copy of this Code, and shall explain the Code and the importance of avoiding any activity that could be in violation of the Code. Periodically, but at least annually, the Compliance Officer shall remind all employees of their responsibility to adhere to this Code.



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INSIDER TRADING POLICY

A.   OVERVIEW OF INSIDER TRADING

The Adviser, its employees and all persons associated with them are prohibited from trading, either personally or on behalf of others (including advisory clients), on material, nonpublic information or communicating material, nonpublic information to others in violation of the law. This conduct is frequently referred to as "insider trading." This policy applies to every associated person and extends to activities within and outside their duties with the Adviser. Any questions regarding this policy should be referred to the Compliance Officer.

     1. GENERAL SANCTIONS. Trading securities while in possession of material, nonpublic information or improperly communicating that information to others may expose you to stringent penalties. Criminal sanctions may include substantial fines and imprisonment. The SEC or private litigants can recover the profits gained or losses avoided through the violative trading, a penalty of up to three times the illicit windfall and an order permanently bar you from the securities industry. Finally, you may be sued by investors seeking to recover damages for insider trading violations.

     2. INSIDER TRADING DEFINED. The term "insider trading" is not clearly defined in the federal securities laws, but generally is used to refer to the use of material, nonpublic information to trade in securities or to communications of material, nonpublic information to others who trade based on that information. The definition of an "insider" is discussed below.

While the law concerning insider trading is not always clear, it is generally understood that the law prohibits:

          a. Trading by an insider while in possession of material, nonpublic information;

          b. Trading by a non-insider while in possession of material, nonpublic information, where the information either was disclosed to the non-insider in violation of an insider's duty to keep it confidential or was misappropriated;

          c. Recommending that a client or third party purchase or sell securities on the basis of material, nonpublic information;

          d. Communicating material, nonpublic information to others who then trade on the information; or

          e. Providing substantial assistance to someone who is engaged in any of the above activities.



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     3. TENDER OFFERS. Tender offers represent a particular concern in the law of insider trading for two reasons. First, tender offer activity often produces extraordinary gyrations in the price of the target company's securities. Trading during this time period is more likely to attract regulatory attention (and produces a disproportionate percentage of insider trading cases). Second, the SEC has adopted a rule which expressly forbids trading and "tipping" while in possession of material, nonpublic information regarding a tender offer received from the tender offeror, the target company or anyone acting on behalf of either. Employees should exercise particular caution any time they become aware of nonpublic information relating to a tender offer.

     4. CONTACT THE COMPLIANCE OFFICER. To protect the Adviser, yourself and our clients, you should contact the Compliance Officer immediately if you believe that you may have received material, nonpublic information or if you have any questions about insider trading.

B.   GUIDELINES TO DETECT AND PREVENT INSIDER TRADING.

The following guidelines are intended to assist employees in avoiding insider trading. Employees should follow these guidelines or risk serious sanctions, including dismissal, substantial personal liability and criminal penalties. Any questions about these procedures should be directed to the Compliance Officer.

     1. INITIAL QUESTIONS. Before trading in the securities of a company about which you may have potential inside information, whether trading for yourself or for others, you should ask yourself the following questions:

          a. Is the information material? Is this information that an investor would consider important in making his or her investment decisions? Is this information that could substantially affect the market price of the securities if generally disclosed?

          b. Is the information nonpublic? To whom has this information been provided? Has the information been effectively communicated to the market place by being published in Reuters, The Wall Street Journal or other publications of general circulation?

     2. MATERIAL AND NONPUBLIC INFORMATION. If, after consideration of the above, you believe that the information is or may be material and nonpublic, you should take the following steps:

          a. Report the matter immediately to the Compliance Officer.

          b. Do not purchase or sell the securities either on your own behalf or on the behalf of others.

          c. Do not communicate the information to anyone other than to the Compliance Officer.

          d. After the Compliance Officer has reviewed the issue, you will be instructed to continue the prohibitions against trading and communication, or you will be allowed to trade and communicate the information.



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     3. CONFIDENTIALITY. Material, nonpublic may not be communicated to anyone except as otherwise provided herein. In addition, care should be taken so that such information is secure. For example, files containing material, nonpublic information should be sealed, access to computer files containing material, nonpublic information should be restricted and conversations containing such information, if appropriate at all, should be conducted in private (for example, not by cellular telephone to avoid potential interception).

     4. ASSISTANCE OF THE COMPLIANCE OFFICER. If, after consideration of the items set forth above, doubt remains as to whether information is material and nonpublic, or if there is any unresolved question as to the applicability or interpretation of the foregoing procedures, or as to the propriety of any action, it must be discussed with the Compliance Officer before trading the subject securities or communicating the information to anyone.

C.   INSIDER TRADING DEFINITIONS.

     1. WHO IS AN INSIDER? The concept of "insider" is broad. It includes officers, directors and associates of a company. In addition, a person can be a "temporary insider" if he or she enters into a special confidential relationship in the conduct of a company's affairs and as a result is given access to information solely for the company's purposes. A temporary insider can include, among others, a company's attorneys, accountants, consultants, bank lending officers and the associates of such organizations. In addition, the Adviser or an employee may become a temporary insider. According to the United States Supreme Court, the company must expect the outsider to keep the disclosed nonpublic information confidential, and the relationship must at least imply such a duty before the outsider will be considered an "insider".

     2. WHAT IS MATERIAL INFORMATION? Trading on inside information is not a basis for liability unless the information is material. "Material information" generally is defined as information for which there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions, or information that is reasonably certain to have a substantial effect on the price of a company's securities. It need not be important that it would have changed the investor's decision to buy or sell. No simple "bright line" test exists to determine when information is material; assessments of materiality involve a highly fact-specific inquiry. For this reason, you should direct any question about whether information is material to the Compliance Officer.

Material information often relates to a company's results and operations including, for example, dividend changes, earnings results, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, and extraordinary management developments.

Material information also may relate to the market for a company's securities. Information about a significant order to purchase or sell securities may, in some contexts, be deemed material.

Material information does not have to relate directly to a company's business. For example, in Carpenter v. U.S., 108 U.S. 316 (1987), the United States



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Supreme Court considered as material certain information to be contained in a forthcoming newspaper column that was expected to affect the market price of a security. In that case, a Wall Street Journal reporter was found criminally liable for disclosing to others the dates that reports on various companies would appear in The Wall Street Journal and whether those reports would be favorable or unfavorable.

     3. WHAT IS NONPUBLIC INFORMATION? Information is nonpublic until it has been effectively disseminated broadly to investors in the market place. One must be able to point to some fact to show that the information is generally public. For example, information found in a report filed with the SEC, or appearing in Dow Jones, Reuters Economic Services, The Wall Street Journal, or other publications of general circulation would be considered public.

     4. WHAT ARE THE PENALTIES FOR INSIDER TRADING? Penalties for trading on or communicating material, nonpublic information are severe, both for individuals involved in such unlawful conduct and their employers. A person can be subject to civil injunctions, disgorgement of profits, jail sentences, and substantial fines. In addition to the foregoing, any violation of the insider trading laws or the insider trading provisions of this Code can be expected to result in serious sanctions, including dismissal of the person or persons involved.






















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